Filed Pursuant to Rule 424(b)(5)

Registration No. 333-266902

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated August 25, 2022)

REE Automotive Ltd.

2,000,000 Ordinary Shares

This is a public offering of 2,000,000 Class A ordinary shares, no par value, or the Ordinary Shares. We are offering all of the Ordinary Shares offered by this prospectus on a firm commitment underwritten basis.

Our Ordinary Shares trade on the Nasdaq Capital Market, or Nasdaq, under the symbol “REE.” On February 29, 2024, the last sale price of the shares as reported on Nasdaq was $7.83 per share.

We are a “foreign private issuer”, as defined in Rule 405 under the Securities Act, and are eligible for reduced public company reporting requirements.

Investing in our Ordinary Shares involves risks. See “Risk Factors” beginning on page S-3 of this prospectus supplement and on page 4 of the accompanying prospectus, as well as the risk factors and other information contained in our annual report on Form 20-F for the year ended December 31, 2022, which is incorporated by reference into this prospectus supplement, for information regarding risks you should consider before investing in our Ordinary Shares.

None of the Securities and Exchange Commission, any state securities commission or the Israel Securities Authority has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$6.50	$13,000,000
Underwriting discounts and commissions (1)(2)	$0.455	$910,000
Proceeds to us (before expenses)	$6.045	$12,090,000

(1)	We have agreed to reimburse the underwriter for certain expenses. See “Underwriting” on page S-8 of this prospectus supplement for additional disclosures regarding underwriting discounts, commissions and estimated offering expenses.
(2)	The underwriting discount is reduced in connection with proceeds from sales of the Ordinary Shares to certain investors, including M&G (as defined below). See “Underwriting” for a description of the compensation payable to the underwriter.

M&G Investment Management Limited (“M&G”) has agreed to purchase up to an aggregate of approximately $8 million  of the Ordinary Shares in this offering at the public offering price. For additional information, please read “Underwriting” in this prospectus supplement.

We have granted a 20-day option to the underwriter to purchase up to an additional Ordinary Shares from us solely to cover over-allotments, if any.

The underwriter expects to deliver the Ordinary Shares to purchasers on or about March 5, 2024.

Sole Book-Running Manager

Roth Capital Partners

The date of this prospectus supplement is March 1, 2024

Table of Contents

Prospectus Supplement

Prospectus

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part, the prospectus supplement, including the documents incorporated by reference therein, describes the specific terms of this offering and certain matters relating to us. The second part, the accompanying prospectus, including the documents incorporated by reference therein, provides more general information, some of which may not apply to this offering. The accompanying prospectus was filed as part of a registration statement on Form F-3 with the Securities and Exchange Commission, or the SEC on August 16, 2022, as part of a “shelf” registration process. Under the shelf registration process, we may sell our Ordinary Shares in one or more offerings. Generally, when we refer to this prospectus supplement, we are referring to both parts of this document combined. We urge you to read carefully this prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein, before buying our Ordinary Shares being offered under this prospectus supplement. This prospectus supplement may supplement, update or change information contained in the accompanying prospectus. To the extent that any statement that we make in this prospectus supplement is inconsistent with statements made in the accompanying prospectus or any documents incorporated by reference therein, the statements made in this prospectus supplement will be deemed to modify or supersede those made in the accompanying prospectus and such documents incorporated by reference therein.

Neither we nor the underwriter have authorized anyone to provide you with information that is different from that contained in or incorporated by reference into this prospectus supplement or the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement. We are not, and the underwriter is not, making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information provided by this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein or therein is accurate as of any date other than the respective dates of such documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

Before you invest in our Ordinary Shares, you should carefully read the registration statement described in the accompanying prospectus (including the exhibits thereto) of which this prospectus supplement and the accompanying prospectus form a part, as well as this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein. The documents incorporated by reference into this prospectus supplement are described under “Documents Incorporated by Reference.”

Except as expressly stated or the context otherwise requires, the terms “we,” “us,” “our,” “REE” and the “Company” refer to REE Automotive Ltd.

NON-GAAP FINANCIAL MEASURES

We have disclosed financials measurements in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus that present financial information that is considered to be non-GAAP financial measures. These measurements are not a substitute for GAAP measurements, although our management uses these measurements as an aid in monitoring our on-going financial performance. Non-GAAP research and development, non-GAAP selling, general and administrative expenses and non-GAAP operating expenses exclude the impact of stock-based compensation. Non-GAAP net loss and non-GAAP loss per share also exclude nonrecurring or unusual items that are considered by management to be outside our standard operations and certain non-cash items. Adjusted ABITDA is a non-GAAP financial measurement that is considered by management to be useful in comparing the profitability among companies by reflecting operating results of the Company excluding such items.

There are limitations associated with the use of non-GAAP financial measures, including that such measures may not be comparable to similarly titled measures used by other companies due to potential differences among calculation methodologies. Thus, there can be no assurance where (i) items excluded from the non-GAAP financial measures will occur in the future or (ii) there will be cash costs associated with items excluded from the non-GAAP financial measures. We compensate for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by providing the reconciliations for the non-GAAP financial measures to their most comparable GAAP financial measures. Investors should consider non-GAAP financial measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and certain documents incorporated by reference herein include certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements include, but are not limited to, statements regarding REE or its management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “appear,” “approximate,” “believe,” “continue,” “could,” “estimate,” “expect,” “foresee,” “intends,” “may,” “will,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “seek,” “should,” “would’, “target” and similar expressions (or the negative version of such words or expressions) may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. All statements, other than statements of historical facts, may be forward-looking statements. Forward-looking statements in this prospectus supplement and certain documents incorporated by reference herein may include, among other things, statements about REE’s strategic and business plans, technology, relationships, objectives and expectations for our business, the impact of trends on and interest in our business, intellectual property or product and its future results, operations and financial performance and condition.

These forward-looking statements are based on information available as of the date of this prospectus supplement and the date of certain documents incorporated by reference herein and current expectations, forecasts and assumptions. Although REE believes that the expectations reflected in forward-looking statements are reasonable, such statements involve unknown number of risks, uncertainties, judgments and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. These factors are difficult to predict accurately and may be beyond REE’s control. Forward-looking statements in this prospectus supplement and certain documents incorporated by reference herein speak only as of the date made and REE undertakes no obligation to update its forward-looking statements, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by securities and other applicable laws. In light of these risks and uncertainties, investors should keep in mind that results, events or developments discussed in any forward-looking statement made in this communication may not occur.

Some factors that could cause actual results to differ include:

●	REE’s ability to commercialize its strategic plan;

●	REE’s ability to maintain and advance relationships with current Tier 1 suppliers and strategic partners;

●	development of REE’s advanced prototypes into marketable products;

●	REE’s ability to grow and scale manufacturing capacity through relationships with Tier 1 suppliers;

●	REE’s estimates of unit sales, expenses and profitability and underlying assumptions;

●	REE’s reliance on its UK Engineering Center of Excellence, or the UK Engineering Center, for the design, validation, verification, testing and homologation of its products;

●	REE’s limited operating history;

●	risks associated with building out of REE’s supply chain;

●	risks associated with plans for REE’s initial commercial production;

●	REE’s dependence on suppliers, some of which are or will be single or limited source;

●	REE’s dependence on demand by dealers and fleet operators for electric commercial vehicles;

●	development of the market for commercial EVs;

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●	risks associated with data security breach, failure of information security systems and privacy concerns;

●	risks related to lack of compliance with Nasdaq’s minimum bid price requirement;

●	future sales of our securities by existing material shareholders or by us could cause the market price for the Ordinary Shares to decline;

●	potential disruption of shipping routes due to accidents, political events, international hostilities and instability, piracy or acts by terrorists;

●	intense competition in the e-mobility space, including with competitors who have significantly more resources;

●	the reduction, elimination or selective application of tax and other governmental incentives and subsidies resulting from policy changes, fiscal tightening or otherwise;

●	risks related to the fact that REE is incorporated in Israel and governed by Israeli law;

●	REE’s ability to make continued investments in its platform;

●	the impact of inflation, interest rate changes, the ongoing conflict between Ukraine and Russia and any other worldwide health epidemics or outbreaks that may arise and adverse global conditions, including macroeconomic and geopolitical uncertainty;

●	the global economic environment;

●

general market, political and economic conditions in the countries in which we operate, including those related to recent unrest and actual or potential armed conflict in Israel and other parts of the Middle East, such as the recent attack by Hamas and other terrorist organizations from the Gaza Strip and Israel’s war against them;

●	fluctuations in interest rates and foreign exchange rates;

●	the need to attract, train and retain highly-skilled technical workforce;

●	changes in laws and regulations that impact REE;

●	REE’s ability to enforce, protect and maintain intellectual property rights and to defend itself from claims that it infringed on third party intellectual property rights;

●	REE’s ability to retain engineers and other highly qualified employees to further its goals; and

●	those factors referred to in our in our Annual Report on Form 20-F for the fiscal year ended December 31, 2022 filed with the U.S. Securities and Exchange Commission on March 28, 2023, or the 2022 Annual Report, incorporated by reference herein in “Item 3. Key Information - D. Risk Factors,” “Item 4. Information on the Company,” and “Item 5. Operating and Financial Review and Prospects,” as well as in our 2022 Annual Report generally, which is incorporated by reference into this prospectus.

These forward-looking statements speak only as of the date they are made, and REE undertakes no obligation to publicly update or revise any forward-looking statements for any reason, whether as a result of new information, future events or otherwise, except as required by federal securities law.

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SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement and does not contain all the information that you need to consider in making your investment decision. You should carefully read this entire prospectus supplement and the accompanying prospectus, as well as the information incorporated by reference herein and therein, before deciding whether to invest in our Ordinary Shares.

Company Overview

REE is an automotive technology company focused on building commercial electric vehicles controlled fully by-wire. Unbound by legacy thinking, REE created the world’s first certified, software-driven, fully by-wire electric vehicle, built around its proprietary REEcorner™, which packs critical vehicle components into a single compact module positioned between the chassis and the wheel.

The REEcornerTM, the Company’s proprietary by-wire technology for drive, steer and brake control, enables key benefits for building commercial electric trucks such as reduction in total cost of ownership and operational efficiency.

REE’s technology, which is patent protected, and design make it possible for OEMs, delivery and logistics fleets, dealers, e-commerce retailers, Mobility-as-a-Service providers and others, to build any size or shape of electric vehicle. With its first full by-wire electric vehicle, REE is currently focused primarily on the medium-duty truck segment due to the large total addressable market, increased tax incentives for customers, and strong demand from fleets to electrify their fleets.

By completing and not competing with OEMs, REE can partner with other vehicle manufacturers in the automotive industry where electric and autonomous vehicles will be “powered by REE™”.

Reverse Share Split

On October 18, 2023, REE effected a reverse share split of REE’s Class A ordinary shares and Class B ordinary shares at the ratio of 1-for-30, such that (i) each thirty (30) Class A ordinary shares, without par value, were consolidated into one (1) Class A ordinary share, without par value and (2) each thirty (30) Class B ordinary shares, without par value, were consolidated into one (1) Class B ordinary share, without par value. As a result, all Ordinary Class A shares, Ordinary Class B shares, options for Ordinary Class A Shares, exercise price and net loss per share amounts were adjusted retroactively for all periods presented above as if the stock reverse split had been in effect as of the date of these periods. For more information see the Company’s 6-K filed with SEC on October 16, 2023, which is incorporated by reference into this prospectus supplement.

Financial Update

While we have not finalized our financial statements for the year ended December 31, 2023, based on our current estimates we had approximately $86 million in cash, cash equivalents and short-term investments as of December 31, 2023 compared to approximately $105 million in cash, cash equivalents and short-term investments as of June 30, 2023. We also expect our net loss in the second half of year 2023 to be between $57 million and $65 million, mainly increased as a result of increased non-recurring engineering expenses. The estimated financial information for the six months ended December 31, 2023, included in this prospectus supplement is preliminary and is subject to change. The preliminary financial information included in this prospectus supplement has been prepared by, and is the responsibility of, our management. Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, has not audited, reviewed, compiled or applied agreed-upon procedures with respect to the preliminary financial information. Accordingly, Kost Forer Gabbay & Kasierer, does not express an opinion or any other form of assurance with respect thereto. The Kost Forer Gabbay & Kasierer, report incorporated by reference into this document relates to our previously issued financial statements. It does not extend to the preliminary financial information and should not be read to do so.

Corporate Information

Our registered office and principal place of business is located at Kibbutz Glil-Yam, Israel 4690500 and our telephone number in Israel is +972 (77) 899-5200. Our website address is https://ree.auto/. The information contained on our website or available through our website does not constitute part of this prospectus. Our registered agent in the United States is Puglisi & Associates, whose address is 850 Library Avenue, Newark, Delaware 19711, and its telephone number is +1 (302) 738-6680.

THE OFFERING

Ordinary Shares offered by us	2,000,000 Ordinary Shares.

Ordinary Shares to be outstanding immediately after this offering	10,507,898 Ordinary Shares (or 10,807,898 Ordinary Shares if the underwriter exercises its option to purchase additional Ordinary Shares in full).

Over-allotment option	We have granted a 20-day option to the underwriter to purchase up to an aggregate of additional 300,000 Ordinary Shares at the public offering price, less the underwriting discount.

Offering price	$6.50 per share.

Indication of Interest	M&G has agreed to purchase up to an aggregate of approximately $8 million of the Ordinary Shares in this offering at the public offering price. For additional information, please read “Underwriting” in this prospectus supplement.

Use of proceeds	We intend to use the net proceeds we receive from the sale of Ordinary Shares for working capital and general corporate purposes, including continued product development and commercialization. Please read “Use of Proceeds” in this prospectus supplement for more information.

Exchange listing	Our Ordinary Shares are listed on Nasdaq under the symbol “REE.”

Risk factors	Investing in our Ordinary Shares involves risks. Please read “Risk Factors” on page S-3 of this prospectus supplement, page 4 of the accompanying prospectus and in the documents that we have incorporated by reference, as well as the other cautionary statements throughout this prospectus supplement and the accompanying prospectus, for a discussion of factors you should carefully consider before deciding to invest in our Ordinary Shares.

Unless otherwise indicated, the number of Ordinary Shares referenced in this prospectus supplement is based on 8,507,898 Ordinary Shares outstanding as of February 16, 2024, and excludes as of such:

●	3,518,538 Ordinary Shares issuable upon the exercise of outstanding options, at a weighted average exercise price of $5.03 per Ordinary Share;

●	809,835 Ordinary Shares issuable upon the vesting of restricted share units, or RSUs, outstanding;

●	1,149,996 Ordinary Shares reserved for future awards under our equity incentive plans;

●	1,702,372 Ordinary Shares issuable upon the exercise of outstanding warrants, at a weighted average exercise price of $4.52 per Ordinary Share; and

●	1,702,372 Ordinary Shares issuable upon the conversion of outstanding convertible promissory notes, prices ranging from $5.09 to $5.74 per Ordinary Share.

Unless otherwise indicated, all information in this prospectus assumes no exercise of the outstanding options described above.

RISK FACTORS

An investment in our Ordinary Shares involves risks. You should carefully consider the risks described below together with the risk factors described in reports we file with the SEC and incorporated by reference into the accompanying prospectus, as well as all of the other information in, and incorporated by reference into, this prospectus supplement and the accompanying prospectus, including in our 2022 Annual Report. If any of these risks were to materialize, our business, prospects, results of operations and financial condition could be materially adversely affected. Additional risks not currently known to us or that we currently deem immaterial may also have a material adverse effect on us. In that event, you may lose all or part of your investment in the Ordinary Shares.

 Risks Related to the Current Condition in Israel

We conduct our operations in Israel. Conditions in Israel, including the recent attack by Hamas and other terrorist organizations from the Gaza Strip and Israel’s war against them, may adversely affect our operations.

Our executive offices where most of our employees are employed, are located in Kibbutz Glil-Yam, Israel. In addition, the majority of our key employees, officers, and directors are Israeli citizens. Accordingly, political, economic, and military conditions in Israel may directly affect our business. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and groups in its neighboring countries, Hamas (an Islamist militia and political group that has controlled the Gaza Strip) and Hezbollah (an Islamist militia and political group based in Lebanon). These conflicts have involved missile strikes, hostile infiltrations and terrorism against civilian targets in various parts of Israel, which have negatively affected business conditions in Israel.

On October 7, 2023, Hamas terrorists infiltrated Israel’s southern border from the Gaza Strip and conducted a series of attacks on civilian and military targets. Hamas also launched extensive rocket attacks on Israeli population and industrial centers located along Israel’s border with the Gaza Strip and in other areas within the State of Israel. Following the attack, Israel’s security cabinet declared war against Hamas and the Israeli military began to call-up reservists for active duty. Moreover, the clash between Israel and Hezbollah in Lebanon, may escalate in the future into a greater regional conflict. In the months since the initial attack by Hamas, clashes with Hezbollah on Israel’s northern border with Lebanon and attacks on Israeli-controlled or owned ships in the Red Sea by members of the Houthi Movement in Yemen have taken place. It is possible that other terrorist organizations, including Palestinian military organizations in the West Bank, as well as other hostile countries, such as Iran, will join the hostilities and that such clashes may escalate in the future into a greater regional conflict.

Any hostilities involving Israel, terrorist activities, political instability or violence in the region, or the interruption or curtailment of trade or transport between Israel and its trading partners could make it more difficult for us to raise capital and adversely affect our operations and results of operations and the market price of our Ordinary Shares. At this time, it is not possible to predict the intensity or duration of the war, nor can we predict how this war will ultimately affect Israel’s economy in general, which may involve additional credit rating agencies downgrading Israel’s credit rating score after Moody’s downgrading of Israel’s credit rating from A1 to A2 and outlook rating from “stable” to “negative”, and we continue to monitor the situation closely and examine the potential disruptions that could adversely affect our operations.

Our commercial insurance does not cover losses that may occur as a result of an event associated with the security situation in the Middle East. Although the Israeli government is currently committed to covering the reinstatement value of direct damages that are caused by terrorist attacks or acts of war, we cannot assure you that this government coverage will be maintained or, if maintained, will be sufficient to compensate us fully for damages incurred. Any losses or damages incurred by us could have a material adverse effect on our business, financial condition, and results of operations.

Further, majority of the members of our management and employees are located and reside in Israel. Shelter-in-place and work-from-home measures, government-imposed restrictions on movement and travel and other precautions taken to address the ongoing conflict may temporarily disrupt our management and employees’ ability to effectively perform their daily tasks.

Further, many Israeli citizens are obligated to perform several days, and in some cases, more, of annual military reserve duty each year until they reach the age of 40 (or older for certain reservists) and, in the event of a military conflict, may be called to active duty. In response to the series of attacks on civilian and military targets in October 2023, there have been significant call-ups of military reservists. Although many such military reservists have been discharged, they may be called up again depending on how events unfold. Our operations could be disrupted by such call-ups.

It is currently not possible to predict the duration or severity of the ongoing conflict or its effects on our business, operations and financial condition. The ongoing conflict is rapidly evolving and developing, and could disrupt our business and operations, and adversely affect our ability to raise additional funds or sell our securities, among other impacts.

Political instability in Israel, originating before October 2023, could also disrupt our operations. Having held five general elections between 2019 and 2022, government policy is subject to regular disruptive changes. The current government of Israel has pursued extensive changes to Israel’s judicial system. In response to the foregoing developments, individuals, organizations and institutions, both within and outside of Israel, have voiced concerns that the proposed changes may negatively impact the business environment in Israel including reluctance of foreign investors to invest or transact business in Israel as well as increased currency fluctuations, downgrades in credit rating, increased interest rates, increased volatility in securities markets, and other changes in macroeconomic conditions within Israel. Currently, the proposed judicial reforms been put on hold due to the ongoing focus on the war, while the Supreme Court of Israel ruled that the judicial reform passed into legislation relating to reasonability is unconstitutional. If such changes to the judicial system resume and take effect, however, there may be an adverse effect on our business, our results of operations and our ability to raise additional funds.

Risks Related to the Company’s Financial Condition

We have a history of losses and expect to incur substantial future losses. Based on our current business plan under which we intend to start mass production in the coming 12 months, we have substantial doubt about our ability to continue as a going concern. If we are unable to obtain sufficient additional funding or do not have access to capital, to finance our current business plan, we may be required to make significant changes in our business plan, and business, financial condition, and results of operations may be materially adversely affected.

Our ability to successfully carry out our business plan is primarily dependent upon our ability to raise sufficient additional capital. There are no assurances, however, that we will be successful in obtaining an adequate level of financing needed to support our operations. Since inception, we have incurred losses and generated negative cash flows from operations. For the year ended December 31, 2022 and nine months ended September 30, 2023, we had a net comprehensive loss of $107.4 million and $78.9 million, respectively. To date, we have financed our operations, capital expenditure and working capital requirements through capital contributions, private placements of equity securities, investments from certain strategic partners, and from the consummation of the merger with 10X Capital Venture Acquisition Corp.

In addition, in connection with our future filing of our annual report on Form 20-F, although we expect to receive $13,000,000 in gross proceeds from this offering, we expect that we will disclose in such filing that we will not have sufficient liquidity to fund our operations for more than one year beyond the filing date of annual report and therefore there will be substantial doubt about our ability to continue as a going concern. As a result, we expect that the opinion from our independent registered public accounting firm on our annual financial statements for the year ended December 31, 2023 will contain an explanatory paragraph about such substantial doubt about our ability to continue as a going concern.

The substantial doubt about our ability to continue as a going concern may adversely affect our stock price and our ability to raise capital. If we are unable to obtain additional capital, we may not be able to continue our operations on the scope or scale as currently conducted, which could have a material adverse effect on our business, results of operations and financial condition.

Risks Related to Our Ordinary Shares and This Offering

Management has broad discretion as to the use of proceeds of this offering, and we may not use these proceeds in a manner desired by our shareholders.

Our management will have broad discretion as to the use of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of this offering. Accordingly, you will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity as part of your investment decision to assess whether the proceeds are being used appropriately. Our needs may change as our business evolves. As a result, the proceeds to be received in this offering may be used in a manner significantly different from our current expectations. It is possible that the proceeds will be invested in a way that does not yield a favorable, or any, return.

Our stock price has been and may continue to be volatile, which could result in substantial losses for investors.

Since July 2021, our share price has ranged from a high of $349.84 to a low of $2.30 (taking into account the one-for-thirty reverse stock split completed on October 16, 2023), and the market price of our Ordinary Shares is likely to continue to be highly volatile and could fluctuate widely in response to various factors, many of which are beyond our control. In addition, the securities markets have from time-to-time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also significantly affect the market price of our Ordinary Shares.

Sales of a substantial number of our Ordinary Shares in the public market could cause our share price to fall.

We may issue and sell additional Ordinary Shares in the public markets, including under this prospectus supplement. As a result, a substantial number of our Ordinary Shares may be sold in the public market. Sales of a substantial number of our Ordinary Shares in the public markets, including during this offering, or the perception that such sales could occur, could depress the market price of our Ordinary Shares and impair our ability to raise capital through the sale of additional equity securities.

Future sales of substantial amounts of our Ordinary Shares, or the possibility that such sales could occur, could adversely affect the market price of our Ordinary Shares.

In order to raise additional capital, we may in the future offer additional Ordinary Shares or other securities convertible into or exchangeable for our Ordinary Shares at prices that may not be the same as the price per share in this offering. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing shareholders. The price per share at which we sell additional Ordinary Shares, or securities convertible or exchangeable into Ordinary Shares, in future transactions may be higher or lower than the price per share paid by investors in this offering.

We expect that we will need to raise additional funds and these funds may not be available to us when we need them, or may only be available on unfavorable terms. As a result, we may be unable to meet our future capital requirements, which could limit its ability to grow and jeopardize its ability to continue its business operations.

Following the completion of this offering, we expect that we will need to raise additional capital to respond to customer demands, including production ramp up, business opportunities, challenges, technological advancements, competitive dynamics or technologies, acquisitions or unforeseen circumstances and we may determine to engage in equity or debt financings or enter into credit facilities. In order to further business relationships with our potential customer base or partners, we may issue equity or equity-linked securities to potential customers or partners. We may not be able to timely secure additional debt or equity financing on favorable terms, or at all. If we raise additional funds through the issuance of equity or convertible debt or other equity-linked securities or if we issue equity or equity-linked securities to potential customers to further business relationships, our existing stockholders could experience significant dilution. Any debt financing obtained by us in the future could involve restrictive covenants relating to its capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require them, we would need to scale back our operations or decrease the level of investment in product development and production ramp up which could have a material adverse effect on our ability to continue to grow or support our business and to respond to business challenges.

There may be future dilution of our Ordinary Shares, which could adversely affect the market price of our Ordinary Shares.

We are not restricted from issuing additional Ordinary Shares from time to time. For example, we may issue at any time, including during this offering, additional Ordinary Shares to raise cash for future capital expenditures or for other purposes. We may also acquire interests in other companies by using a combination of cash and our Ordinary Shares or just our Ordinary Shares. We may also issue securities convertible into, exchangeable for or that represent the right to receive our Ordinary Shares, or the conversion price of our currently outstanding convertible securities may be adjusted. Any of these events may dilute your ownership interest in us, reduce our earnings per share and have an adverse effect on the price of our Ordinary Shares. In addition, sales of a substantial amount of our Ordinary Shares in the public market, or the perception that these sales may occur, could reduce the market price of our Ordinary Shares.

Risks Related to Our Production Plan

Our production plan is focused on scaling up production to low hundreds of vehicles in the U.S. by the end of 2024 and low thousands by end of 2025. Such target is subject to a variety of risks, including the completion of our production tooling investment plan, sourcing materials and components from our suppliers on our agreed upon deadlines and securing sufficient funding.

As we previously reported, our business plan includes scaling up the production of low hundreds of trucks in the U.S. by the end of 2024 and low thousands by end of 2025. However, this production plan relies on our ability to complete our production tooling investment plan, securing materials from our suppliers on our agreed upon deadlines and securing funding of approximately $20 million, primarily for working capital purposes. If we are unable to complete our production tooling investment plan, or if our suppliers face delays in delivering materials to us from our expected timelines, we may not meet our production plan for the production of low hundreds of vehicles in the U.S. by the end of 2024 or low thousands by end of 2025. In addition, our production plan relies on our ability to finance the required working capital needs by raising sufficient funds in an amount of approximately $20 million therefore, if we are unable to secure sufficient funding, we may not meet our production targets. Not meeting our 2024 or 2025 production targets could materially and negatively impact our business, prospects, financial condition and operating results.

USE OF PROCEEDS

We estimate the net proceeds to us from the sale of the Ordinary Shares offered by us in this offering will be approximately $11.78 million after deducting the underwriting discounts, assuming a full payment of a 7% fee, and commissions and our estimated offering expenses. If the underwriter’s option to purchase additional Ordinary Shares in this offering is exercised in full, we estimate that our net proceeds from this offering will be approximately $13.59 million, after deducting estimated underwriting discounts, assuming a full payment of a 7% fee, and commissions and our estimated offering expenses. The underwriting discount is reduced in connection with proceeds from sales of the Ordinary Shares to certain investors, including M&G. See “Underwriting” for a description of the compensation payable to the underwriter.

We intend to use the net proceeds we receive from the sale of the Ordinary Shares for working capital and general corporate purposes, including continued product development and commercialization. The timing and amount of our actual expenditures will be based on many factors, including cash flows from operations and the anticipated growth of our business. As a result, unless otherwise indicated in the applicable prospectus supplement, our management will have broad discretion to allocate the net proceeds of the offerings.

Pending our use of the net proceeds from this offering, we may invest the net proceeds in a variety of capital preservation investments, including short-term, investment grade, interest bearing instruments and U.S. government securities.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of September 30, 2023:

●	on an actual basis;

●	on a pro forma basis to give effect to the issuance and sale of (i) 44,968 Ordinary Shares sold pursuant to a Sales Agreement, or the ATM, from October 1, 2023 to the date of this prospectus, which resulted in net proceeds of $243,164, and (ii) convertible promissory notes in the principal amount of $8,750,000 with a weighted average conversion price of $5.09 to $5.74 and warrants to purchase up 1,702,372 Ordinary Shares at a weighted average exercise price of $4.52 per share, which resulted in net proceeds of $16,039,101, assuming full exercise of the warrants and full conversions of the notes; and,

●	on an as adjusted basis, to give effect to the sale of 2,000,000 Ordinary Shares in this offering at the public offering price of $6.50 per Ordinary Share, after deducting estimated underwriting discounts, assuming a full payment of a 7% fee, and commissions and estimated offering expenses payable by us. The underwriting discount is reduced in connection with proceeds from sales of the Ordinary Shares to certain investors, including M&G. See “Underwriting” for a description of the compensation payable to the underwriter.

You should read this table in conjunction with our Interim Consolidated Financial Statements (unaudited) as of and for the nine months ended September 30, 2023, attached in Exhibit 99.2, to our Report on Form 6-K filed on November 30, 2023, and incorporated by reference herein.

	As of September 30, 2023		Pro Forma
(U.S. dollars in thousands) (Unaudited)	Actual	Pro Forma	As Adjusted
Shareholders’ equity:
Ordinary Shares, without par value 33,333,333 authorized; 8,351,218 shares issued and outstanding (actual); 11,800,930 shares issued and outstanding (pro forma) and shares issued and outstanding (pro forma as adjusted)
Additional paid-in capital	$910,814	$927,504	$939,284
Accumulated deficit	(800,903)	(801,311)	(801,311)
Total shareholders’ equity	$109,911	$126,193	$137,973

The above discussion and table are based on 8,351,218 Ordinary Shares outstanding as of September 30, 2023 and excludes as of such date the following:

●	3,559,687 Ordinary Shares issuable upon the exercise of outstanding options, at a weighted average exercise price of $4.98 per Ordinary Share;

●	616,420 Ordinary Shares issuable upon the vesting of RSUs, outstanding;

●	758,033 Ordinary Shares reserved for future awards under our equity incentive plans; and

●	No exercise of the underwriter’s overallotment option.

DESCRIPTION OF Ordinary Shares

Our authorized share capital consists of 33,333,333 Class A Ordinary Shares, without par value, of which 8,351,218 Class A Ordinary Shares were issued and outstanding as of September 30, 2023, as well as 2,780,570 Class B Ordinary Shares, no par value, of which 2,780,570 Class B Ordinary Shares were issued and outstanding as of September 30, 2023. Our Ordinary Shares are not redeemable and do not have any preemptive rights.

A description of our Ordinary Shares can be found in “Description of Securities,” filed as Exhibit 2.5 to our annual report on Form 20-F filed on March 28, 2023 and incorporated by reference herein.

UNDERWRITING

We have entered into an underwriting agreement with Roth Capital Partners, LLC (“Roth Capital Partners”), as the sole underwriter, with respect to the Ordinary Shares subject to this offering. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriter, and the underwriter has agreed to purchase from us, 2,000,000 Ordinary Shares. Our Ordinary Shares trade on the Nasdaq Stock Market under the symbol “REE.”

The underwriting agreement provides that the obligation of the underwriter to purchase the Ordinary Shares offered by this prospectus supplement and the accompanying prospectus is subject to certain conditions. The underwriter is obligated to purchase all of the Ordinary Shares offered hereby if any of the Ordinary Shares are purchased. We have granted the underwriter an option to buy up to an additional 300,000 Ordinary Shares from us at the public offering price, less the underwriting discounts and commissions, to cover over-allotments, if any. The underwriter may exercise this option at any time, in whole or in part, during the 20-day period after the date of this prospectus supplement; however, the underwriter may only exercise the option once.

M&G has agreed to purchase $8 million of the Ordinary Shares in this offering at the public offering price.

Discounts, Commissions and Expenses

The underwriter proposes to offer Ordinary Shares purchased pursuant to the underwriting agreement to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $0.22750 per share. After this offering, the public offering price and concession may be changed by the underwriter. No such change shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus supplement.

In connection with the sale of the Ordinary Shares to be purchased by the underwriter, the underwriter will be deemed to have received compensation in the form of underwriting commissions and discounts.

The following table shows the underwriting discounts and commissions payable to the underwriter by us in connection with this offering (assuming both the exercise and non-exercise of the over-allotment option to purchase additional Ordinary Shares we have granted to the underwriter):

	Per Share		Total
	Without Over- allotment	With Over- allotment	Without Over- allotment	With Over- allotment
Public offering price	$6.50	$6.50	$13,000,000	$14,950,000
Underwriting discounts and commissions paid by us	$0.455	$0.455	$910,000	$1,046,500

Underwriting discounts and commissions with respect to the sale of the Ordinary Shares is 7.0%. However, the underwriter will be entitled to a cash underwriting discount of 1.5% of the gross proceeds of up to $10 million received from the sale of Ordinary Shares to M&G and certain other investors, provided that such underwriting discount will be reduced to 0.5% of the excess gross proceeds over $10 million.

We have also agreed to reimburse Roth Capital Partners at closing for legal expenses incurred by it in connection with the offering up to a maximum of $100,000.

Indemnification

Pursuant to the underwriting agreement, we have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriter or such other indemnified parties may be required to make in respect of those liabilities.

Lock-Up Agreements

We have agreed not to (i) offer, pledge, issue, sell, contract to sell, purchase, contract to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any of our Ordinary Shares or any securities convertible into or exercisable or exchangeable for our Ordinary Shares; (ii) enter into any swap or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of Ordinary Shares; or (iii) file any registration statement with the SEC relating to the offering of any of our Ordinary Shares or any securities convertible into or exercisable or exchangeable for our Ordinary Shares, without the prior written consent of Roth Capital Partners for a period of 20 days following the date of this prospectus supplement (the “Lock-up Period”). This consent may be given at any time without public notice. These restrictions on future issuances are subject to exceptions for (i) the issuance of our Ordinary Shares sold in this offering, (ii) the issuance of our Ordinary Shares upon the exercise of options or warrants or the conversion of outstanding preferred stock or other outstanding convertible securities disclosed as outstanding in described this prospectus supplement and the accompanying prospectus, and (iii) the issuance of employee stock options not exercisable during the Lock-up Period and the grant, of restricted stock awards or restricted stock units or Ordinary Shares pursuant to our equity incentive plans described in this prospectus supplement and the accompanying prospectus.

In addition, each of our directors and executive officers has entered into a lock-up agreement with the underwriter. Under the lock-up agreements, the directors and executive officers may not, directly or indirectly, (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, or file (or participate in the filing of) a registration statement with the SEC in respect of, any Ordinary Shares or any securities convertible into or exercisable or exchangeable for Ordinary Shares (including without limitation, Ordinary Shares which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant), (2) enter into any swap or other agreement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Ordinary Shares, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Ordinary Shares or such other securities, in cash or otherwise, (3) make any demand for or exercise any right with respect to, the registration of any Ordinary Shares or any security convertible into or exercisable or exchangeable for Ordinary Shares, or (4) publicly announce an intention to effect any transaction specific in clause (1), (2) or (3) above, in each case without the prior written consent of Roth Capital Partners, for a period of 90 days from the pricing date of this offering. This consent may be given at any time without public notice. These restrictions on future dispositions by our directors and executive officers are subject to exceptions for (a) transfers (i) as a bona fide gift or gifts, provided that the donee of any such gift agrees to be bound in writing by the restrictions set forth herein, or (ii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the director or officer, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, (b) the acquisition or exercise of any stock option issued pursuant to the our stock option plan as in effect on the date of this prospectus supplement, including any exercise effected by the delivery of our Ordinary Shares held by the director or officer, or (c) the purchase or sale of our securities pursuant to a plan, contract or instruction that satisfies all of the requirements of Rule 10b5-1(c)(1)(i)(B) that was in effect prior to the date of this prospectus supplement.

Electronic Distribution

This prospectus supplement and the accompanying prospectus may be made available in electronic format on websites or through other online services maintained by the underwriter or by their affiliates. In those cases, prospective investors may view offering terms online and prospective investors may be allowed to place orders online. Other than this prospectus supplement and the accompanying prospectus in electronic format, the information on the underwriter’s websites or our website and any information contained in any other websites maintained by the underwriter or by us is not part of this prospectus supplement, the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus forms a part, has not been approved and/or endorsed by us or the underwriter in its capacity as underwriter, and should not be relied upon by investors.

Price Stabilization, Short Positions and Penalty Bids

In connection with the offering the underwriter may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act:

●	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

●	Over-allotment involves sales by the underwriter of Ordinary Shares in excess of the number of Ordinary Shares the underwriter is obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of Ordinary Shares over-allotted by the underwriter is not greater than the number of Ordinary Shares that they may purchase in the over-allotment option. In a naked short position, the number of Ordinary Shares involved is greater than the number of Ordinary Shares in the over-allotment option. The underwriter may close out any covered short position by either exercising their over-allotment option and/or purchasing Ordinary Shares in the open market.

●	Syndicate covering transactions involve purchases of the Ordinary Shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of Ordinary Shares to close out the short position, the underwriter will consider, among other things, the price of Ordinary Shares available for purchase in the open market as compared to the price at which they may purchase Ordinary Shares through the over-allotment option. A naked short position occurs if the underwriter sell more Ordinary Shares than could be covered by the over-allotment option. This position can only be closed out by buying Ordinary Shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there could be downward pressure on the price of the Ordinary Shares in the open market after pricing that could adversely affect investors who purchase in the offering.

●	Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when the Ordinary Shares originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our Ordinary Shares or preventing or retarding a decline in the market price of the Ordinary Shares. As a result, the price of our Ordinary Shares may be higher than the price that might otherwise exist in the open market. These transactions may be discontinued at any time.

Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our Ordinary Shares. In addition, neither we nor the underwriter make any representation that the underwriter will engage in these transactions or that any transaction, if commenced, will not be discontinued without notice.

Offer restrictions outside the United States

Other than in the United States, no action has been taken by us or the underwriter that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission, in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the Ordinary Shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the Ordinary Shares without disclosure to investors under Chapter 6D of the Corporations Act.

The Ordinary Shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring Ordinary Shares must observe such Australian on-sale restrictions.

This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Canada

The Ordinary Shares may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Ordinary Shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws. Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor. Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriter is not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area — Belgium, Germany, Luxembourg and Netherlands

The Ordinary Shares are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Ordinary Shares or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Ordinary Shares or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

REE, the underwriter and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

For the purposes of this provision, the expression “offered” includes the communication in any form and by any means of sufficient information on the terms of the offer and any Ordinary Shares to be offered so as to enable an investor to decide to purchase or subscribe for any Ordinary Shares.

The above selling restriction is in addition to any other selling restrictions set out herein.

In connection with the offering, the underwriter is not acting for anyone other than REE and will not be responsible to anyone other than REE for providing the protections afforded to their clients nor for providing advice in relation to the offering.

France

Neither this prospectus supplement nor any other offering material relating to the Ordinary Shares described in this prospectus supplement has been submitted to the clearance procedures of the Autorité des Marchés Financiers or by the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The Ordinary Shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement nor any other offering material relating to the Ordinary Shares has been or will be:

●	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

●	used in connection with any offer for subscription or sale of the Ordinary Shares to the public in France.

Such offers, sales and distributions will be made in France only:

●	to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with, Article L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

●	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

●	in a transaction that, in accordance with article L.411-2-II-1° -or-2° -or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The Ordinary Shares may be resold directly or indirectly, only in compliance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Ireland

The Ordinary Shares will not be placed in or involving Ireland otherwise than in conformity with the provisions of the Intermediaries Act 1995 of Ireland (as amended) including, without limitation, Sections 9 and 23 (including advertising restrictions made thereunder) thereof and the codes of conduct made under Section 37 thereof.

Israel

This prospectus supplement does not constitute a prospectus under the Israeli Securities Law, 5728-1968 (the “Israeli Securities Law”), and has not been filed with or approved by the Israel Securities Authority. In Israel, this prospectus supplement is being distributed only to, and is directed only at, and any offer of the Ordinary Shares is directed only at, (i) a limited number of persons in accordance with the Israeli Securities Law and (ii) investors listed in the first addendum, or the Addendum, to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters, venture capital funds, entities with equity in excess of NIS 50 million and “qualified individuals,” each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors (in each case, purchasing for their own account or, where permitted under the Addendum, for the accounts of their clients who are investors listed in the Addendum). Qualified investors are required to submit written confirmation that they fall within the scope of the Addendum, are aware of its meaning and agree to it.

Italy

The offering of the Ordinary Shares has not been registered pursuant to Italian securities legislation and, accordingly, no Ordinary Shares may be offered or sold in the Republic of Italy in a solicitation to the public, and sales of the Ordinary Shares in the Republic of Italy shall be effected in accordance with all Italian securities, tax and exchange control and other applicable laws and regulation.

No offer, sale or delivery of the Ordinary Shares or distribution of copies of any document relating to the Ordinary Shares will be made in the Republic of Italy except: (a) to “Professional Investors,” as defined in Article 31.2 of Regulation No. 11522 of 1 July 1998 of the Commissione Nazionale per la Società e la Borsa, or the CONSOB, as amended, or CONSOB Regulation No. 11522, pursuant to Article 30.2 and 100 of Legislative Decree No. 58 of 24 February 1998, as amended, or the Italian Financial Act; or (b) in any other circumstances where an express exemption from compliance with the solicitation restrictions applies, as provided under the Italian Financial Act or Regulation No. 11971 of 14 May 1999, as amended.

Any such offer, sale or delivery of the Ordinary Shares or any document relating to the Ordinary Shares in the Republic of Italy must be: (1) made by investment firms, banks or financial intermediaries permitted to conduct such activities in the Republic of Italy in accordance with Legislative Decree No. 385 of 1 September 1993 as amended, the Italian Financial Act, CONSOB Regulation No. 11522 and any other applicable laws and regulations; and (2) in compliance with any other applicable notification requirement or limitation which may be imposed by CONSOB or the Bank of Italy.

Investors should also note that, in any subsequent distribution of the Ordinary Shares in the Republic of Italy, Article 100-bis of the Italian Financial Act may require compliance with the law relating to public offers of securities. Furthermore, where the Ordinary Shares are placed solely with professional investors and are then systematically resold on the secondary market at any time in the 12 months following such placing, purchasers of Ordinary Shares who are acting outside of the course of their business or profession may in certain circumstances be entitled to declare such purchase void and to claim damages from any authorized person at whose premises the Ordinary Shares were purchased, unless an exemption provided for under the Italian Financial Act applies.

Portugal

No document, circular, advertisement or any offering material in relation to the Ordinary Shares has been or will be subject to approval by the Portuguese Securities Market Commission (Comissão do Mercado de Valores Mobiliários), or the “CMVM”. No Ordinary Shares may be offered, re-offered, advertised, sold, re-sold or delivered in circumstances which could qualify as a public offer (oferta pública) pursuant to the Portuguese Securities Code (Código dos Valores Mobiliários), and/or in circumstances which could qualify the issue of the Ordinary Shares as an issue or public placement of securities in the Portuguese market. This prospectus supplement and any document, circular, advertisements or any offering material may not be directly or indirectly distributed to the public. All offers, sales and distributions of the Ordinary Shares have been and may only be made in Portugal in circumstances that, pursuant to the Portuguese Securities Code, qualify as a private placement (oferta particular), all in accordance with the Portuguese Securities Code. Pursuant to the Portuguese Securities Code, the private placement in Portugal or to Portuguese residents of the Ordinary Shares by public companies (sociedades abertas) or by companies that are issuers of securities listed on a market must be notified to the CMVM for statistical purposes. Any offer or sale of the Ordinary Shares in Portugal must comply with all applicable provisions of the Portuguese Securities Code and any applicable CMVM Regulations and all relevant Portuguese laws and regulations. The placement of the Ordinary Shares in the Portuguese jurisdiction or to any entities which are resident in Portugal, including the publication of a prospectus, when applicable, must comply with all applicable laws and regulations in force in Portugal and with the Prospectus Directive, and such placement shall only be performed to the extent that there is full compliance with such laws and regulations.

Sweden

This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the Ordinary Shares be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of securities in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Switzerland

The Ordinary Shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the Ordinary Shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, REE, the Ordinary Shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of Ordinary Shares will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA), and the offer of Ordinary Shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of Ordinary Shares.

United Arab Emirates

The Ordinary Shares have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus supplement does not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and is not intended to be a public offer. This prospectus supplement has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.

United Kingdom

The Ordinary Shares are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000, as amended (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA. Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Ordinary Shares or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Ordinary Shares or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

REE, the underwriter and their affiliates will rely upon the truth and accuracy of the foregoing representations, warranties and agreements.

For the purposes of this provision, the expression “offered” includes the communication in any form and by any means of sufficient information on the terms of the offer and any Ordinary Shares to be offered so as to enable an investor to decide to purchase or subscribe for any Ordinary Shares.

The above selling restriction is in addition to any other selling restrictions set out below.

In connection with the offering, the underwriter is not acting for anyone other than REE and will not be responsible to anyone other than REE for providing the protections afforded to their clients nor for providing advice in relation to the offering.

LEGAL MATTERS

The validity of the Ordinary Shares offered by this prospectus supplement will be passed upon for us by Herzog Fox & Neeman, Tel Aviv, Israel. Certain legal matters will be passed upon for us by Sullivan & Worcester LLP, New York, New York. Certain legal matters related to the offering will be passed upon for the underwriter by Gibson, Dunn & Crutcher LLP, New York, New York.

EXPERTS

The consolidated financial statements of REE Automotive Ltd. appearing in REE Automotive Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2022, as filed with the SEC on March 28, 2023, have been audited by Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement with the SEC under the Securities Act that registers the offer and sale of the securities covered by this prospectus supplement. The registration statement, including the exhibits attached thereto and incorporated by reference therein, contains additional relevant information about us. In addition, we file annual, quarterly and other reports and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Our SEC filings are available on the SEC’s website at www.sec.gov.

We make available free of charge on or through our website, https://ree.auto, our filings with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. We make our website content available for information purposes only. Information contained on our website is not incorporated by reference into this prospectus supplement and does not constitute a part of this prospectus supplement.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC’s rules allows us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement, and later information that we file with the SEC will automatically update and supersede this information. This prospectus a supplement incorporates by reference the documents set forth below that have previously been filed with the SEC (other than those documents or the portions of those documents that are “furnished” unless otherwise specified below):

●	our annual report on Form 20-F for the fiscal year ended December 31, 2022 filed with the SEC on March 28, 2023;

●	our current report on Form 6-K filed on January 5, 2023, January 19, 2023, February 9, 2023, February 10, 2023, March 15, 2023, April 27, 2023, May 10, 2023, June 27, 2023 (with respect to the first and fifth paragraphs in the press release attached as Exhibit 99.1 to the Report on Form 6-K), July 14, 2023, August 29, 2023 (with respect to Exhibit 99.4 and Exhibit 99.5), September 8, 2023, September 11, 2023, September 21, 2023, October 16, 2023, October 18, 2023 (with respect to the first two paragraphs in the press release attached as Exhibit 99.1 to the Report on Form 6-K), October 26, 2023 (with respect to the first paragraph in the press release attached as Exhibit 99.1 to the Report on Form 6-K); November 1, 2023; November 28, 2023; November 30, 2023 (with respect to the press release furnished as Exhibit 99.1 and the shareholder letter furnished as Exhibit 99.2); January 5, 2024, January 11, 2024 (with respect to the first three paragraphs in the press release attached as Exhibit 99.1 to the Report on Form 6-K), January 25, 2024 (with respect to the first four paragraphs in the press release attached as Exhibit 99.1 to the Report on Form 6-K) January 29, 2024 (with respect to the first three paragraphs in the press release attached as Exhibit 99.1 to the Report on Form 6-K); and February 29, 2024; and

●	the description of our ordinary shares contained in Form 8-A filed with the SEC on July 22, 2021, as updated by Exhibit 2.5 to our annual report on Form 20-F for the fiscal year ended December 31, 2022.

In addition, any other reports on Form 6-K that we subsequently furnish to the SEC pursuant to the Exchange Act prior to the termination of an offering made pursuant to this prospectus will also be incorporated by reference into this prospectus (if they state that they are incorporated by reference into this prospectus) and deemed to be part of this registration statement from the date of the filing of such documents. The most recent information that we file with the SEC automatically updates and supersedes more dated information.

You can obtain free of charge a copy of any documents that are incorporated by reference in this prospectus supplement at no cost, by writing or telephoning us at:

Corporate Secretary

REE Automotive Ltd.

Kibbutz Glil-Yam

Israel 4690500

Tel: +972 (77) 899-5200

PROSPECTUS

$200,000,000

Class A Ordinary Shares

Debt Securities

Rights

Warrants

Units

REE Automotive Ltd. (“REE,” “we,” “us” or “the Company”) may offer and sell up to $200,000,000 in the aggregate of the securities identified above from time to time in one or more offerings. This prospectus provides you with a general description of the securities.

We may offer and sell any combination of the securities described in this prospectus in different series, at times, in amounts, at prices and on terms to be determined at or prior to the time of each offering. This prospectus describes the general terms of these securities and the general manner in which they will be offered. Each time we sell securities pursuant to this prospectus, we will provide a supplement to this prospectus that contains specific information about the offering and the specific terms of the securities offered. The prospectus supplement will also describe the specific manner in which these securities will be offered and may also supplement, update or amend information contained in this prospectus. You should read this prospectus and any applicable prospectus supplement before you invest.

Our Class A ordinary shares are listed on the NASDAQ Global Select Market under the symbol “REE.” On August 25, 2022, the last reported sale price of our Class A ordinary shares was $1.34 per share.

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE “RISK FACTORS” ON PAGE 4 OF THIS PROSPECTUS. YOU SHOULD CAREFULLY CONSIDER THESE RISK FACTORS BEFORE INVESTING IN ANY OF OUR SECURITIES.

None of the Securities and Exchange Commission, the Israel Securities Authority or any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 25, 2022.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. By using a shelf registration statement, we may sell any combination of the securities described in this prospectus from time to time and in one or more offerings. Each time we sell securities described herein, we will provide a prospectus supplement to this prospectus that contains specific information about the securities being offered and sold and the specific terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and any applicable prospectus supplement, you should rely on the prospectus supplement. Before purchasing any securities, you should carefully read both this prospectus and any applicable prospectus supplement, together with the additional information described under the section entitled “Where You Can Find More Information.”

We have not authorized anyone to provide you with information other than that contained in this prospectus or in any accompanying prospectus supplement or free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates, or an offer or solicitation in any jurisdiction where offers or sales are not permitted. You should assume that the information appearing in this prospectus and any applicable prospectus supplement is accurate only as of the date on its respective cover, even though this prospectus may be delivered or securities may be sold under this prospectus on a later date. Our business, financial condition, results of operations and prospects may have changed since those dates.

For investors outside of the United States: We have not done anything that would permit possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about, and to observe any restrictions relating to, the distribution of this prospectus outside of the United States.

Unless the context otherwise requires, “REE,” “we,” “us,” “our,” “the Company” and similar terms refer to REE Automotive Ltd. and its subsidiaries on a consolidated basis.

The term “NIS” refer to New Israeli Shekels, the lawful currency of the State of Israel, and the terms “dollar” and “$” refer to U.S. dollars, the lawful currency of the United States.

Throughout this prospectus, we refer to various trademarks, service marks and trade names that we use in our business. The “REE” design logo is the property of REE Automotive Ltd. We have several other trademarks and service marks. Although we have omitted trademark designations in this prospectus, all rights to such trademarks are nevertheless reserved. Other trademarks, service marks and trade names appearing in this prospectus are the property of their respective holders.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus and any applicable prospectus supplement, including documents incorporated by reference herein or therein, are forward-looking statements. All statements, other than statements of historical facts, may be forward-looking statements. Forward-looking statements are usually identified by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “may,” “plan,” “position,” “possible,” “potential,” “probable,” “project,” “projection,” “should,” “strategy,” “will,” or similar expressions. These statements are based upon assessments and assumptions of management in light of historical results and trends, current conditions and potential future developments that often involve judgment, estimates, assumptions and projections. Forward-looking statements reflect current views about our plans, strategies and prospects, which are based on information currently available as of the date of this prospectus. Except as required by law, we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements. Forward-looking statements are subject to risks and uncertainties, many of which are outside our control, which could cause actual results to differ materially from these statements. Therefore, you should not place undue reliance on those statements.

COMPANY OVERVIEW

REE is an automotive technology company whose mission is to be the cornerstone on top of which mobility players can build their dreams of future services, unbound by legacy thinking, as we carry the next generation of electric and autonomous vehicles on a truly modular and scalable platform. We aim to empower global mobility companies to build any size or shape of electric or autonomous vehicle – from Class 1 through Class 6 – for any application and target market. We envision a future where electric vehicles and autonomous vehicles will be Powered by REE™.

REE is a development stage company actively executing our business plan and establishing strategic collaborations with industry leaders to expand our industry footprint across segments. We are currently developing full vehicle prototypes with REEcornerTM technology, preparing to commence commercial trials of our P7 Platform and developing our currently untested plans to outsource manufacturing and to assemble components at future Integration Centers. Our products are designed to be operated on either battery or fuel cells and in any drive mode, both human-driven and autonomous while affording full design freedom to our potential customers.

As a horizontally integrated player, REE plans to initially target commercial and mobility as a service (“MaaS”) markets by commercially engaging auto manufacturers, original equipment manufacturers, parcel/courier delivery and logistic companies, e-commerce retailers, new mobility players, MaaS providers and autonomous drive companies with its proposed offering to build entire fleets tailored to their exact needs based on REEplatformTM technology without the need to be constrained to off-the-shelf offerings. We offer many customer benefits including complete vehicle design freedom based on exact business requirements, enabling reduction in time-to-market, more space and volume with the smallest footprint, lower total cost of ownership, faster development times, advanced driver-assistance systems compatibility, and reduced maintenance and global safety standard compliance.

Additionally, REE is building a partner ecosystem to enable and accelerate adoption of REE’s products. This includes collaborations with partners not only to develop full vehicle offerings but also to provide a comprehensive ecosystem of enabling capabilities and services, such as vehicle financing, batteries, charging infrastructure, aftersales, service and Data-as-a-Service, for a full turn-key solution intended to enable and expedite a smooth transition for our potential customers from internal combustion engine vehicles to electric vehicle fleets.

CORPORATE INFORMATION

Our registered office and principal place of business is located at Kibbutz Glil-Yam, Israel 4690500 and our telephone number in Israel is +972 (77) 899-5193. Our website address is https://ree.auto/. The information contained on our website or available through our website does not constitute part of this prospectus. Our registered agent in the United States is Puglisi & Associates, whose address is 850 Library Avenue, Newark, Delaware 19711.

RISK FACTORS

Investing in any securities described in this prospectus involves risks. You should carefully consider the risk factors set forth in our most recent annual report on Form 20-F, and the other information contained or incorporated by reference in this prospectus or any applicable prospectus supplement hereto, before making a decision to invest in our securities. The risks and uncertainties we have described are not the only risks we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations. You should carefully consider these risk factors and risks before investing in any of our securities. See “Where You Can Find More Information.”

OFFER STATISTICS AND EXPECTED TIMETABLE

We may sell from time to time pursuant to this prospectus (as may be detailed in an applicable prospectus supplement) an indeterminate number of securities as shall have a maximum aggregate offering price of $200 million. The actual price per share of the Class A ordinary shares that we will offer, or per security of the securities that we will offer, pursuant hereto will depend on a number of factors that may be relevant as of the time of offer. See “Plan of Distribution.”

USE OF PROCEEDS

Unless otherwise specified in an applicable prospectus supplement, we intend to use the proceeds we receive from the sale of securities offered hereunder for general corporate purposes, which may include working capital, capital expenditures, investments and the financing of possible acquisitions. Additional information relating thereto may be set forth in any applicable prospectus supplement.

DESCRIPTION OF SECURITIES

The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize the material terms and provisions of the various types of securities that we may offer. We will describe in the applicable prospectus supplement the particular terms of any securities offered by such prospectus supplement. If we so indicate in the applicable prospectus supplement, the terms of the securities may differ from the terms we have summarized below.

We may sell from time to time, in one or more offerings, Class A ordinary shares, debt securities, subscription rights, warrants and units comprising any combination of these securities. The total dollar amount of all securities that we may issue under this prospectus will not exceed $200 million.

DESCRIPTION OF ORDINARY SHARES

Our authorized share capital consists of 1,000,000,000 Class A ordinary shares, without par value, of which 239,563,002 Class A ordinary shares were issued and outstanding as of June 30, 2022, as well as 83,417,110 Class B ordinary shares, no par value, of which 83,417,110 Class B ordinary shares were issued and outstanding as of June 30, 2022. All of our outstanding ordinary shares will be validly issued, fully paid and non-assessable. Our ordinary shares are not redeemable and do not have any preemptive rights.

A description of our ordinary shares can be found in “Description of Securities,” filed as Exhibit 2.6 to our annual report on Form 20-F filed on March 28, 2022 and incorporated by reference herein.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities together with other securities or separately. The debt securities will be issued under an indenture between us and a trustee identified in the applicable prospectus supplement, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. The executed indenture will be incorporated by reference from a report on Form 6-K. We encourage you to read the indenture, which will govern your rights as a holder of debt securities. The indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended.

We may issue the debt securities in one or more series with the same or various maturities, at par, at a premium, or at a discount. We will describe the particular terms of each series of debt securities in a prospectus supplement relating to that series, which we will file with the SEC.

The applicable prospectus supplement, including any applicable pricing supplement, will set forth, to the extent required, the following terms of each series of debt securities in respect of which the prospectus supplement is delivered:

●	the title of the series;

●	the aggregate principal amount;

●	the issue price or prices, expressed as a percentage of the aggregate principal amount of the debt securities;

●	any limit on the aggregate principal amount;

●	the date or dates on which principal is payable;

●	the interest rate or rates (which may be fixed or variable) and, if applicable, the method used to determine such rate or rates;

●	the date or dates from which interest, if any, will be payable and any regular record date for the interest payable;

●	the place or places where principal and, if applicable, premium and interest is payable;

●	the terms and conditions upon which we may, or the holders may require us to, redeem or repurchase the debt securities;

●	the denominations in which such debt securities may be issuable, if other than denomination of $1,000, or any integral multiple of that number;

●	whether the debt securities are to be issuable in the form of certificated debt securities or global debt securities;

●	the portion of principal amount that will be payable upon declaration of acceleration of the maturity date if other than the principal amount of the debt securities;

●	the currency of denomination;

●	the designation of the currency, currencies or currency units in which payment of principal and, if applicable, premium and interest, will be made;

●	if payments of principal and, if applicable, premium or interest, on the debt securities are to be made in one or more currencies or currency units other than the currency of denominations, the manner in which exchange rate with respect to such payments will be determined;

●	if amounts of principal and, if applicable, premium and interest may be determined by reference to an index based on a currency or currencies, or by reference to a commodity, commodity index, stock exchange index, or financial index, then the manner in which such amounts will be determined;

●	the provisions, if any, relating to any collateral provided for such debt securities;

●	any events of default;

●	the terms and conditions, if any, for conversion into or exchange for our Class A ordinary shares;

●	any depositaries, interest rate calculation agents, exchange rate calculation agents, or other agents; and

●	the terms and conditions, if any, upon which the debt securities shall be subordinated in right of payment to other indebtedness of our company.

One or more debt securities may be sold at a substantial discount below their stated principal amount. We may also issue debt securities in bearer form, with or without coupons. If we issue discount debt securities or debt securities in bearer form, we will describe material U.S. federal income tax considerations and other material special considerations that apply to these debt securities in the applicable prospectus supplement.

We may issue debt securities denominated in or payable in a foreign currency or currencies or a foreign currency unit or units. If we do, we will describe the restrictions, elections and general tax considerations relating to the debt securities and the foreign currency or currencies (or foreign currency unit or units) in the applicable prospectus supplement.

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

DESCRIPTION OF SUBSCRIPTION RIGHTS

We may issue subscription rights to purchase our Class A ordinary shares. These subscription rights may be issued independently or together with any other security offered hereby and may or may not be transferable by the shareholder receiving the subscription rights in such offering. In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

The prospectus supplement relating to any subscription rights we offer, if any, will, to the extent applicable, include specific terms relating to the offering, including some or all of the following:

●	the price, if any, for the subscription rights;

●	the exercise price payable for each Class A ordinary share upon the exercise of the subscription rights;

●	the number of subscription rights to be issued to each shareholder;

●	the number and terms of the Class A ordinary shares which may be purchased per each subscription right;

●	the extent to which the subscription rights are transferable;

●	any other terms of the subscription rights, including the terms, procedures and limitations relating to the exchange and exercise of the subscription rights;

●	the date on which the right to exercise the subscription rights shall commence, and the date on which the subscription rights shall expire;

●	the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities; and

●	if applicable, the material terms of any standby underwriting or purchase arrangement which may be entered into by us in connection with the offering of subscription rights.

The description in the applicable prospectus supplement of any subscription rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable subscription rights agreement, which will be filed with the SEC if we offer subscription rights.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase Class A ordinary shares. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

●	the title of such warrants;

●	the aggregate number of such warrants;

●	the price or prices at which such warrants will be issued and exercised;

●	the currency or currencies in which the price of such warrants will be payable;

●	the securities purchasable upon exercise of such warrants;

●	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

●	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

●	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

●	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

●	information with respect to book-entry procedures, if any;

●	any material Israeli and U.S. federal income tax consequences;

●	the anti-dilution provisions of the warrants, if any; and

●	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

We and the warrant agent may amend or supplement the warrant agreement for a series of warrants without the consent of the holders of the warrants issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do not materially and adversely affect the interests of the holders of the warrants.

DESCRIPTION OF UNITS

We may issue units comprised of one or more of the other securities that may be offered under this prospectus, in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time, or at any time before a specified date.

The prospectus supplement relating to any units we offer, if any, will, to the extent applicable, include specific terms relating to the offering, including some or all of the following:

●	the material terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

●	any material provisions relating to the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

●	any material provisions of the governing unit agreement that differ from those described above.

The description in the applicable prospectus supplement of any units we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable unit agreement, which will be filed with the SEC if we offer units.

PLAN OF DISTRIBUTION

We may sell the securities in one or more of the following ways (or in any combination) from time to time:

●	through underwriters or dealers;

●	directly to a limited number of purchasers or to a single purchaser;

●	through agents; or

●	through any other method permitted by applicable law and described in the applicable prospectus supplement.

The distribution of our securities may be carried out, from time to time, in one or more transactions, including:

●	block transactions and transactions on the Nasdaq Global Select Market or any other organized market where the securities may be traded;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to a prospectus supplement;

●	ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers;

●	sales “at the market” to or through a market maker or into an existing trading market, on an exchange or otherwise; or

●	sales in other ways not involving market makers or established trading markets, including direct sales to purchasers.

A prospectus supplement or supplements (and any related free writing prospectus that we may authorize to be provided to you) will describe the terms of the offering of the securities, including, to the extent applicable:

●	the name or names of any underwriters, dealers or agents;

●	the method of distribution;

●	the public offering price or purchase price and the proceeds to us from that sale;

●	the expenses of the offering;

●	any discounts to be allowed or paid to the underwriters, dealers or agents;

●	all other items constituting underwriting compensation and the discounts to be allowed or paid to dealers, if any; and

●	any other information regarding the distribution of the securities that we believe to be material.

Underwriters may offer and sell the securities at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. We may, from time to time, authorize agents acting on a best or reasonable efforts basis as our agents to solicit or receive offers to purchase the securities upon the terms and conditions as are set forth in the applicable prospectus supplement. In connection with the sale of securities, underwriters or agents may be deemed to have received compensation from us in the form of underwriting discounts and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may sell securities to or through dealers, and dealers may receive compensation in the form of discounts or concessions from the underwriters and commissions from the purchasers for whom they may act as agent.

Underwriters, dealers and agents who participate in the distribution of securities and their controlling persons may be entitled, under agreements that may be entered into with us to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that the underwriters, dealers or agents and their controlling persons may be required to make in respect of those liabilities.

We may also make direct sales through subscription rights distributed to our existing shareholders on a pro rata basis, which may or may not be transferable. In any distribution of subscription rights to our shareholders, if all of the underlying securities are not subscribed for, we may then sell the unsubscribed securities directly to third parties or may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed securities to third parties.

Certain persons participating in an offering may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act that stabilize, maintain or otherwise affect the price of the offered securities. If any such activities will occur, they will be described in the applicable prospectus supplement.

ENFORCEMENT OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and executive officers and any Israeli experts named in this registration statement, most of whom reside outside of the United States, may be difficult to obtain within the United States. Furthermore, because a majority of our assets and most of our directors and executive officers are located outside of the United States, any judgment obtained in the United States against us or any of them may be difficult to collect within the United States.

We have irrevocably appointed Puglisi & Associates located at 850 Library Avenue, Newark, Delaware 19711, +1 (302) 738-6680 as our agent to receive service of process in any action against us in any U.S. federal or state court arising out of this offering or any purchase or sale of securities in connection with this offering.

We have been informed by our Israeli counsel, Goldfarb Seligman & Co., that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws on the basis that Israel is not the most appropriate forum in which to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. There is little binding case law in Israel addressing these matters. If U.S. law is found to be applicable, the content of applicable U.S. law must be proven as a fact which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law.

Subject to specified time limitations and legal procedures, under the rules of private international law currently prevailing in Israel, Israeli courts may enforce a U.S. judgment in a civil matter which, subject to certain exceptions, is non-appealable, including a judgment based upon the civil liability provisions of the Securities Act or the Securities Exchange Act of 1934, as amended, the Exchange Act, and including a monetary or compensatory judgment in a non-civil matter, provided that, among other things, the following key conditions are met:

●	the judgment is obtained after due process before a court of competent jurisdiction, according to the laws of the state in which the judgment is given and the judgment is enforceable according to the law of the foreign state in which the relief was granted;

●	the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel; and

●	the substance of the judgment and its enforcement is not contrary to the law, public policy, security or sovereignty of the State of Israel.

Even if the above conditions are met, an Israeli court will not enforce a U.S. judgment in a civil matter if:

●	the judgment was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases and a request by the attorney general);

●	the judgment was obtained by fraud;

●	the opportunity given to the defendant to bring its arguments and evidence before the court was not reasonable in the opinion of the Israeli court;

●	the judgment was rendered by a court not competent to render it according to the laws of private international law as they apply in Israel;

●	the judgment is contradictory to another judgment that was given in the same matter between the same parties and that is still valid; or

●	at the time the action was brought in the foreign court, a lawsuit in the same matter and between the same parties was pending before a court or tribunal in Israel.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in NIS, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in NIS at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in non-Israeli currency. Pending collection, the amount of the judgment of an Israeli court stated in NIS ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

EXPENSES

The following is a statement of expenses in connection with the distribution of the securities registered. All amounts shown are estimates except the SEC registration fee. The estimates do not include expenses related to offerings of particular securities. Each prospectus supplement describing an offering of securities will reflect the estimated expenses related to the offering of securities under that prospectus supplement.

Expense	Estimated Amount
SEC registration fee		$18,540
FINRA filing fee		30,500
Printing expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Miscellaneous costs		*
Total	$	*

*	To be provided in a prospectus supplement describing an offering of securities or a report on Form 6-K that is incorporated by reference herein.

LEGAL MATTERS

Goldfarb Seligman & Co., Tel Aviv, Israel will pass upon the validity of the securities being registered hereby and certain other legal matters in connection with the registration of such securities. White & Case LLP, New York, New York will pass certain matters of New York law for us in connection with the registration of certain securities being registered hereby. Additional legal matters may be passed upon for us and any underwriter that we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of REE Automotive Ltd. appearing in REE Automotive Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2021, as filed with the SEC on March 28, 2022, have been audited by Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

We are subject to the information requirements of the Exchange Act that are applicable to foreign private issuers. Accordingly, we are required to file reports and other information with the SEC, including annual reports on Form 20-F and disclosure furnished under cover of Form 6-K. The SEC maintains a website (www.sec.gov) that contains reports and other information regarding issuers, such as us, that file electronically with the SEC. We also maintain a website (https://ree.auto/), from which you can access such reports and other information free of charge as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC.

As a foreign private issuer, we are exempt under the Exchange Act from rules prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus and any applicable prospectus, and later information that we file with the SEC will automatically update and supersede this information. This prospectus and any applicable prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC (other than those documents or the portions of those documents that are “furnished” unless otherwise specified below):

●	our annual report on Form 20-F for the fiscal year ended December 31, 2021 filed with the SEC on March 28, 2022;

●	our current report on Form 6-K filed with the SEC on May 17, 2022 (other than Exhibit 99.1 thereto);

●	our current report on Form 6-K filed with the SEC on August 16, 2022 (other than Exhibit 99.1 thereto); and

●	the description of our ordinary shares contained in Exhibit 2.6 to our annual report on Form 20-F for the fiscal year ended December 31, 2021.

In addition, any other reports on Form 6-K that we subsequently furnish to the SEC pursuant to the Exchange Act prior to the termination of an offering made pursuant to this prospectus, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus (if they state that they are incorporated by reference into this prospectus) and deemed to be part of this registration statement from the date of the filing of such documents.

REE Automotive Ltd.

PRELIMINARY PROSPECTUS SUPPLEMENT

2,000,000 Ordinary Shares

Sole Book-Running Manager

Roth Capital Partners

March 1, 2024